Exhibit 14.1
BEST HOMETOWN BANCORP, INC.
CODE OF ETHICS FOR SENIOR OFFICERS
It is the policy of Best Hometown Bancorp, Inc. (the “Company”) that the Company’s Principal Executive Officers (“PEO”), Principal Financial Officer (“PFO”) and Principal Accounting Officer/Controller, or persons performing similar functions (collectively referred to herein as the “Senior Officers”) adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:
1.
Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2.
Perform responsibilities with a view to causing periodic reports and other documents filed with the Securities and Exchange Commission to contain information that is accurate, complete, fair and understandable.

3.
Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

4.
Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

5.
Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities, except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

6.
Proactively promote ethical behavior among subordinates and peers.

7.
Use corporate assets and resources employed or entrusted in a responsible manner.

8.
Not use corporate information, corporate assets, corporate opportunities or one’s position with the Company for personal gain.

9.
Not compete directly or indirectly with the Company.

10.
Advance the Company’s legitimate interests when the opportunity arises.

It is also the policy of the Company that the Senior Officers who serve as the senior officers of the Company’s wholly owned subsidiary, Home Federal Savings and Loan Association of Collinsville (the “Bank”), must comply with this Code of Ethics as well as any code of ethics and conflicts of interest policy of the Bank as in effect from time to time.
The Audit Committee of the Board of Directors shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this Code of Ethics.